EXHIBIT 99.2

COMMUNITY BANCORP.
DIVIDEND REINVESTMENT PLAN

SHAREHOLDER TERMINATION FORM

I/We direct Community National Bank (the “Bank”), or any successor plan administrator designated by Community Bancorp. (the “Company”), as my/our agent under the Community Bancorp. Dividend Reinvestment Plan (the “Plan”) to (1) terminate my/our participation in the Plan immediately or as soon thereafter as practicable; (2) to issue to me/us a stock certificate for the number of whole shares of the Company’s common stock held in my/our Plan account, and any other whole shares held in safekeeping for my/our account, as of the date of termination; and (3) remit any payment to me/us in cash for any fractional share; all in accordance with the terms and provisions of the Plan. I/We understand that I/we will be responsible for any certificate fees imposed by the Company’s transfer agent.

Shareholder Signature	Date

Shareholder Signature	Date

Shareholder Signature	Date

Please sign exactly as the name(s) appear(s) on the Plan account. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Print Name(s) exactly as on Plan account:

To terminate participation in the Plan, please sign, date and mail this card to Community National Bank, P.O. Box 259, Derby, Vermont 05829, Attn: Shareholder Services.